Exhibit 21.1

List of Subsidiaries of the Company

Bio Mineral Transportation, LLC (Ohio)

Florida N-Viro, LP (Delaware)

Florida N-Viro Management, LLC (Delaware)

Mulberry Processing, LLC (Delaware)